Exhibit 1.01

Conflict Minerals Report of Numerex Corp. and Subsidiaries

in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Minerals Report for Numerex Corp. and subsidiaries, filed with the United States Securities and Exchange Commission (SEC) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”) for the calendar year 2013. The Rule was adopted by the SEC to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. “Conflict Minerals” are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (3TG) for the purposes of this assessment.

If a registrant can establish that the conflict minerals in its products originated from sources other than the Democratic Republic of the Congo (DRC) or an adjoining country (collectively, the “Covered Countries”), or from recycled and scrap sources, the registrant must submit a specialized disclosure report under Form SD that describes the steps that the registrant took to determine the origin of the conflict minerals in its products.

If a registrant has reason to believe that any of the Conflict Minerals in its supply chain may have originated in the Covered Countries, or if the registrant is unable to determine the country of origin of those Conflict Minerals, then the registrant must exercise due diligence on the Conflict Minerals’ source and chain of custody, and the registrant must annually submit a Conflict Minerals Report to the SEC that includes a description of those due diligence measures.

The report presented herein has not been audited by an independent private sector auditor, as the Rule provides that if a registrant’s products are “DRC conflict undeterminable” in 2013 or 2014, then such audit is not required.

1. Company Overview

Numerex Corp. is a leading provider of interactive and on-demand machine-to-machine, (referred to as M2M), technology and service, offered on a subscription basis, used in the development and support of M2M solutions for the consumer, enterprise and government markets worldwide and enabling the Internet of Things (IoT). We offer Numerex DNA® that can include hardware and smart Devices, cellular and satellite Network services, and software Applications that are delivered through Numerex FAST® (Foundation Application Software Technology). In addition, we offer business services to enable the development of efficient, reliable, and secure solutions while accelerating deployment. We are ISO 27001 information security-certified, highlighting our focus on M2M data security, service reliability, and round-the-clock support of our customers’ M2M solutions.

2. Products Overview

Virtually all of our hardware and smart device products include electronic components such as capacitors, electrodes and solder that are produced with or contain Conflict Minerals. In addition, accessories, such as SIM cards, power supplies, cables and antennas may include gold plated connectors (collectively, with electronic components, “Covered Products”). Therefore, we are subject to the reporting obligations of Rule 13p-1. Only certain plastic accessories such as mounting brackets, harnesses and electrical enclosures that do not contain electronic components are not covered by the Rule.

We develop, design and market the hardware and smart device products that we sell however we do not manufacture any products. All of our products are produced by domestic and foreign contract manufacturers to our specifications or purchased fully assembled from third party domestic and foreign vendors (collectively, “Suppliers”). However none of our manufactured or assembled products are purchased directly from vendors in the Covered Countries. We do not directly source or provide sourcing requirements to our Suppliers, particularly for electronic or other components containing Conflict Minerals. Similarly, our Suppliers do not directly source or provide sourcing requirements to their vendors. As a result, we and our Suppliers are several levels removed from the actual mining of Conflict Minerals. Our Suppliers are our only resource for determining the origin of Conflict Minerals. We do not have access to our Suppliers’ vendors and therefore we must rely on our Suppliers’ responses to our surveys and their own due diligence, if any.

3. Reasonable Country of Origin Inquiry (RCOI) and RCOI Conclusion

Our due diligence procedures were based on the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative (EICC/GeSI) and included a formal survey of all of our Suppliers (excluding those Suppliers from whom we made nominal purchases). The survey included an inquiry of whether the products contain Conflict Minerals, and if so, additional inquiries to assess the country of origin and source of the Conflict Minerals. Although many of our Suppliers’ products contain Conflict Minerals, none of the responders were able to determine the origin of the Conflict Minerals used in our products. In addition, some of the Suppliers did not respond completely or at all. Based on our knowledge of the Suppliers, we believe all Conflict Minerals included in our products are purchased from indirect sources and not directly from sources in the Covered Countries.

The multiple levels in the supply chain of our products will require time for many of our Suppliers to verify the origin of all of the Conflict Minerals, and they may not succeed in determining the origin of the Conflict Minerals in our products. In addition, our size; the size, nature and relationships of our Suppliers; and the ongoing evolution of our supply chain make it extremely difficult for us to determine vendors and suppliers downstream from our Suppliers.

Our due diligence processes and efforts have been developed in conjunction with the second revision of the Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related supplements for gold and for tin, tantalum and tungsten. We designed our due diligence process to conform in all material respects with these OECD guidelines.

4. Conflict Minerals Status Analysis and Conflict Status Conclusion

Despite having conducted a good faith reasonable country of origin inquiry and due diligence process, we do not currently have sufficient information from our Suppliers or other sources to determine the country of origin of the Conflict Minerals used in our products or identify the facilities used to process those Conflict Minerals. Therefore, we cannot exclude the possibility that some of these conflict minerals may have originated in the Covered Countries and are not from recycled or scrap sources. Thus, we have concluded that our Conflict Minerals status resulting from our due diligence efforts shows virtually all of our products “DRC conflict undeterminable.”

5. Due Diligence Program

We intend to undertake the following next steps to improve the due diligence process and to gather additional information which will assist us to determine whether  the Conflict Minerals in our products benefit armed groups contributing to human rights violations:

•	complete and post on our website a formal Conflict Minerals policy;
•	enhance our Supplier communication and survey responses;
•	continue to conduct and report annually on supply chain due diligence for the applicable Conflict Minerals;
•	examine the possibility of establishing new terms and conditions in Supplier contracts that stipulate responses to Conflict Mineral related inquires; and
•	attempt to validate Supplier responses using information collected via independent conflict free smelter validation programs such as the EICC/GeSI Conflict Free Smelter Program.